U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
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Duck Creek Technologies, Inc. (Name of Registrant as Specified in its Charter)

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Duck Creek Technologies, Inc.
22 Boston Wharf Road, Floor 10
Boston, MA 02210
January 29, 2021
Dear Stockholder:
You are cordially invited to attend Duck Creek Technologies, Inc.’s Annual Meeting of Stockholders on Friday, March 12, 2021, at 10:30 a.m., Eastern Time, online at http://www.virtualshareholdermeeting.com/DCT2021. Due to the public health impact of the coronavirus (COVID-19) pandemic and to support the health and wellbeing of our stockholders, this year’s Annual Meeting will be held in a virtual-only meeting format.
The matters to be acted on at the Annual Meeting of Stockholders are described in the enclosed notice and proxy statement.
We realize that you may not be able to attend the Annual Meeting of Stockholders and vote your shares at the meeting. However, regardless of your meeting attendance, we need your vote. We urge you to ensure that your shares are represented by voting in advance of the meeting on the Internet or via a toll-free telephone number, as instructed in the Notice Regarding the Internet Availability of Proxy Materials, or if you have elected to receive a paper or e-mail copy of the proxy materials, by completing, signing and returning the proxy card that is provided. If you decide to attend the Annual Meeting of Stockholders, you may revoke your proxy at that time and vote your shares at such meeting.
We look forward to receiving your proxy and perhaps seeing you at the Annual Meeting of Stockholders.
Sincerely,

/s/ Michael Jackowski
Michael Jackowski
Chief Executive Officer

Duck Creek Technologies, Inc.
22 Boston Wharf Road, Floor 10
Boston, MA 02210
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FRIDAY, MARCH 12, 2021
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Duck Creek Technologies, Inc. (the “Company”) to be held on Friday, March 12, 2021, at 10:30 a.m., Eastern Time, online at http://www.virtualshareholdermeeting.com/DCT2021. Due to the public health impact of the coronavirus (COVID-19) pandemic and to support the health and wellbeing of our stockholders, this year’s Annual Meeting will be held in a virtual-only meeting format.
At the Annual Meeting, stockholders will be invited to consider and vote upon the following matters:
1.	Election of three Class I directors to serve for a three-year term of office expiring at the annual meeting of stockholders to be held in 2024;
2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2021; and
3.	Any other matter that properly comes before the Annual Meeting.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders.
The board of directors has fixed the close of business on January 22, 2021 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during ordinary business hours for 10 days prior to the Annual Meeting at our principal executive office at 22 Boston Wharf Road, Floor 10, Boston, MA 02210. The stockholder list will also be available online during the Annual Meeting. Your vote is very important to the Company and all proxies are being solicited by the board of directors. So, whether or not you plan on attending the Annual Meeting, we encourage you to submit your proxy as soon as possible (i) by accessing the Internet site or by calling the toll-free number described in the proxy materials; or (ii) by signing, dating and returning a proxy card or instruction form provided to you. By submitting your proxy promptly, you will save the Company the expense of further proxy solicitation. Please note that all votes cast by telephone or on the Internet must be cast prior to 11:59 p.m., Eastern Time, on March 11, 2021.
By Order of the Board of Directors,

/s/ Jason Wright
Jason Wright
Chairman of the Board
January 29, 2021
Boston, Massachusetts

Duck Creek Technologies, Inc.
22 Boston Wharf Road, Floor 10
Boston, MA 02210
PROXY STATEMENT
INFORMATION ABOUT THE ANNUAL MEETING AND PROXY MATERIALS
General
This proxy statement is furnished to stockholders of Duck Creek Technologies, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Friday, March 12, 2021, at 10:30 a.m., Eastern Time, online at http://www.virtualshareholdermeeting.com/DCT2021. Due to the public health impact of the coronavirus (COVID-19) pandemic and to support the health and wellbeing of our stockholders, this year’s Annual Meeting will be held in a virtual-only meeting format. This solicitation of proxies is made on behalf of our board of directors. Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in our Annual Report on Form 10-K for the fiscal year ended August 31, 2020 (the “Annual Report”).
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting to be Held on Friday, March 12, 2021
Pursuant to the rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Internet Availability of Proxy Materials (the “Internet Notice”) to certain of our stockholders of record. We are also sending a paper copy of the proxy materials and proxy card to other stockholders of record who have indicated they prefer receiving such materials in paper form. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Internet Notice. Such Internet Notice, or this proxy statement and proxy card or voting instruction form, as applicable, is being mailed to our stockholders on or about January 29, 2021.
Stockholders will have the ability to access the proxy materials on the website referred to in the Internet Notice or may request to receive a paper copy of the proxy materials by mail or electronic copy by electronic mail on a one-time or ongoing basis. Instructions on how to request a printed copy by mail or electronically may be found on the Internet Notice.
The Internet Notice will also identify the date, time and location of the Annual Meeting; the matters to be acted upon at the Annual Meeting and the board of directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request to receive, free of charge, a paper or e-mail copy of this proxy statement, our Annual Report and a form of proxy relating to the Annual Meeting; information on how to access and vote the form of proxy; and information on how to obtain instructions to attend the virtual meeting and vote in person at the virtual meeting, should stockholders choose to do so.
What Are You Voting On?
You will be asked to vote on the following proposals at the Annual Meeting:
1.	Election of three Class I directors to serve for a three-year term of office expiring at the annual meeting of stockholders to be held in 2024;
2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2021; and
3.	Any other matter that properly comes before the Annual Meeting.
Who Can Vote?
Only holders of record of shares of our common stock as of the close of business on the record date, January 22, 2021 (the “Record Date”), are entitled to receive notice of, and to vote at, the Annual Meeting.

Each share of common stock entitles the holder thereof to one vote. Your shares of common stock may be voted at the Annual Meeting, or any adjournment or postponement thereof only, if you are present in person at the virtual meeting or your shares are represented by a valid proxy.
Difference between a Stockholder of Record and a “Street Name” Holder
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the methods described below under the heading “Voting Your Shares.”
Quorum
At the close of business on the Record Date, there were 133,402,812 shares of our common stock outstanding and entitled to vote at the Annual Meeting. The presence of a majority of the outstanding shares of our common stock entitled to vote constitutes a quorum. A quorum is required in order to hold and conduct business at the Annual Meeting. Your shares are counted as present at the Annual Meeting if you:
•	Are present in person at the virtual Annual Meeting; or
•	Have properly submitted a proxy card by mail or submitted a proxy by telephone or over the Internet.
If you submit your proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. If your shares are held in “street name,” your shares are counted as present for purposes of determining a quorum if your broker, bank, trust or other nominee submits a proxy covering your shares. Your broker, bank, trust or other nominee is entitled to submit a proxy covering your shares as to certain “routine” matters, even if you have not instructed your broker, bank, trust or other nominee on how to vote on those matters. Please see below under “— Broker Non-Votes.”
Voting Your Shares
The Annual Meeting will be held entirely online this year. You may vote in person by attending the virtual Annual Meeting or by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and (2) for shares held as a record holder and shares held in “street name.”
If you are a record holder, you may vote by submitting a proxy over the Internet or by telephone by following the instructions on the website referred to in the proxy card or the Internet Notice mailed to you.
Alternatively, if you received a paper copy of your proxy card, you may vote your shares by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card, or by completing, dating and signing the proxy card that was included with this proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you.
If your shares are held in “street name,” your broker, bank or other street name holder will provide you with instructions that you must follow to have your shares voted.
Deadline for Submitting Your Proxy on the Internet or by Telephone
Internet and telephone voting will close at 11:59 p.m., Eastern Time, on March 11, 2021. Stockholders who submit a proxy through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by the stockholder. Stockholders who submit a proxy by Internet or telephone need not return a proxy card or the voting instruction form forwarded by your broker, bank, trust or other nominee by mail.

YOUR VOTE IS VERY IMPORTANT. Please submit your vote in advance even if you plan to attend the Annual Meeting.
Voting at the Annual Meeting
If you plan to attend the Annual Meeting, you may vote during the virtual meeting. Please note that if your shares are held in “street name” and you wish to vote during the meeting, you must obtain a proxy issued in your name from your broker, bank or other street name holder. Even if you intend to attend the Annual Meeting, we encourage you to submit your proxy or voting instructions to vote your shares in advance of the Annual Meeting. Please see the important instructions and requirements below under “— Attendance at the Annual Meeting.”
Changing Your Vote
As a stockholder of record, if you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Stockholders of record may revoke a proxy prior to the Annual Meeting by delivering a written notice of revocation to the attention of the Secretary, Duck Creek Technologies, Inc., at our principal executive office at 22 Boston Wharf Road, Floor 10, Boston, MA 02210, (ii) duly submitting a later-dated proxy over the Internet, by mail, or if applicable, by telephone, or (iii) attending the virtual Annual Meeting and voting during the meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.
If your shares are held in the name of a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust or other nominee.
If You Receive More Than One Proxy Card or Internet Notice
If you receive more than one proxy card or Internet Notice, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit a proxy by telephone or the Internet, submit one proxy for each proxy card or Internet Notice you receive.
How Your Shares Will Be Voted
Shares represented by proxies that are properly executed and returned, and not revoked, will be voted as specified. YOUR VOTE IS VERY IMPORTANT.
If You Do Not Specify How You Want Your Shares Voted
If you are the record holder of your shares and submit your proxy without specifying how your shares are to be voted, your shares will be voted as follows:
•	FOR the election of each of the three nominees for Class I directors; and
•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2021.
In addition, the proxy holders named in the proxy are authorized to vote in their discretion on any other matters that may properly come before the Annual Meeting and at any postponement or adjournment thereof. The board of directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement.
Broker Non-Votes
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Brokers generally have discretionary authority to vote on the ratification of the selection of KPMG LLP as our independent registered public accounting firm. Brokers do not have discretionary authority, however, to vote on the election of directors to serve on our board of directors.
Votes Required
The following table summarizes the voting requirements and the effects of broker non-votes and “withhold” votes or abstentions on each of the proposals to be voted on at the Annual Meeting:
	Proposals	Required Vote	Effect of Broker Non-Votes	Effect of Withhold Votes or Abstentions
1.	Election of Directors	Plurality of votes cast for each nominee	None	None
2.	Ratification of Independent Registered Public Accounting Firm	Majority of the shares present and entitled to vote	Not applicable	Against
Inspector of Election
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
Solicitation of Proxies
We will bear the cost of soliciting proxies. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to our directors, officers or other employees for such services.
Attendance at the Annual Meeting
You may attend the Annual Meeting, as well as vote and submit questions during the Annual Meeting, by visiting http://www.virtualshareholdermeeting.com/DCT2021. You will need your unique control number, which appears in the Internet Notice, the proxy card or voting instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank or other nominee as soon as possible so that you can be provided with a control number and gain access to the meeting.

PROPOSAL 1 – ELECTION OF DIRECTORS
Our board of directors currently consists of nine members. In accordance with our amended and restated certificate of incorporation our board of directors is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our board of directors is designated as follows:
•	The Class I directors are Charles Moran, Stuart Nicoll and Jason Wright, and their terms will expire at the Annual Meeting;
•	The Class II directors are Julie Dodd, Roy Mackenzie and Francis Pelzer, and their terms will expire at the annual meeting of stockholders to be held in 2022; and
•	The Class III directors are Michael Jackowski, Kathy Crusco and Larry Wilson, and their terms will expire at the annual meeting of stockholders to be held in 2023.
At each annual meeting of stockholders, upon the expiration of the term of a class of directors, each director in the class, or the successor to each such director in the class, is elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualified, in accordance with our amended and restated certificate of incorporation. Any increase or decrease in the number of directors are distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
Class I Director Nominees for Election – Term Expiring 2024
The current term of the Class I directors will expire at the Annual Meeting. Our board of directors nominated each of Charles Moran, Stuart Nicoll and Jason Wright for re-election at the Annual Meeting as a Class I director to hold office until the annual meeting of stockholders to be held in 2024 and until his successor is duly elected and qualified or until his earlier death, resignation or removal. The nominees have consented to serve a term as Class I directors. Should any of the nominees become unable to serve for any reason prior to the Annual Meeting, subject to the terms of the Stockholders’ Agreement, the board of directors may designate a substitute nominee, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee, or may reduce the number of directors on the board of directors. See “Certain Relationships and Transactions – Stockholders’ Agreement” for additional information regarding the Stockholders’ Agreement.
Below is a biography of each of the Class I directors standing for re-election at the Annual Meeting:
Charles Moran
Charles Moran, 65, has served as a member of the Company’s board of directors since November 2016. Mr. Moran was the founder and served as the chief executive officer and president and Chairman of Skillsoft Plc from 1998 until December 2015. Prior to Skillsoft, Mr. Moran was the president and chief executive officer of National Education Training Group, Inc. from 1995 until 1997. Mr. Moran served as the chief financial officer and chief operations officer of Softdesk, Inc. from 1993 until 1994. Mr. Moran currently serves on the board of directors of Manhattan Associates, Inc. (Nasdaq: MANH) and Commvault Systems, Inc. (Nasdaq: CVLT), and currently serves as an advisor to multiple private equity firms. Mr. Moran has previously served as a director of Clarivate PLC, Skillsoft Plc, Higher One Holdings, Inc. and Workgroup Technology Corporation. Mr. Moran holds a B.S. from Boston College and an M.B.A. from Suffolk University. We believe that Mr. Moran is qualified to serve on our board of directors due to his extensive technology industry experience.
Stuart Nicoll
Stuart Nicoll, 54, has served as a member of the Company’s board of directors since August 2016. Mr. Nicoll has served as the senior managing director of Corporate Development for Accenture plc (NYSE: ACN) since 2009 and has worked for Accenture since 1997. Prior to Accenture, Mr. Nicoll started his career at KPMG in audit and transaction services roles before serving in a commercial director role at Electronic Data Systems. Mr. Nicoll received a B.A. in business administration from Manchester Metropolitan University and is a member of the Institute of Chartered Accountants in England and Wales. We believe that Mr. Nicoll is qualified to serve on our board of directors due to his extensive accounting experience.

Jason Wright
Jason Wright, 49, has served as a member of the Company’s board of directors since April 2016 and currently serves as the Chairman. He has held roles at Apax Partners, L.P. since 2000, and is a partner on the Tech & Telco investment team. He currently serves on the board of directors of Paycor, Inc., ECi Software Solutions, Inc., Verint Systems Inc. (Nasdaq: VRNT), Tivit Terceirização De Processos, Serviços e Tecnologia S.A. and RealPage, Inc. (Nasdaq: RP). He has previously served on the board of directors of Aptos Technology Inc., Exact Holding B.V., TriZetto Corporation, Epicor Software Corporation, Paradigm Holdings Inc., Plex Systems, Inc., Planview, Inc. and Spectrum Labs, Inc. Prior to joining Apax, Mr. Wright served in a variety of roles at GE Capital from 1995 to 1998, including principal investing on behalf of GE Ventures. Previously, he worked at Accenture designing and implementing systems for the financial services and pharmaceutical industries. Mr. Wright serves on the Graduate Executive Board of the Wharton School of the University of Pennsylvania and is a Trustee of the Apax Foundation. He is Chairman Emeritus and a current board member of the Opportunity Network, an education-focused charity in New York City. Mr. Wright received a B.A. in Economics from Tufts University and an MBA in Finance from the Wharton School of the University of Pennsylvania. We believe that Mr. Wright is qualified to serve on our board of directors due to his extensive technology and finance industry experience.
Required Vote
Each director will be elected by a plurality of the votes of the shares present in person, or represented by proxy, and entitled to vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ABOVE
NOMINEES FOR ELECTION AS CLASS I DIRECTORS TO THE BOARD.
Class II and III Directors Continuing in Office
Below are biographies of the directors continuing in office:
Julie Dodd
Julie Dodd, 51, has served as a member of the Company’s board of directors since January 2021. From 2007 to April 2020, Ms. Dodd held several leadership roles at Ultimate Software, a cloud-based HR applications development company, including the roles of chief operating officer, chief services officer and senior vice president/general manager of workplace services. Prior to joining Ultimate Software, Ms. Dodd provided consulting services on process improvement and technical project management. From 2002 to 2005, she held various executive positions with Ceridian Corporation. Ms. Dodd has served on the board of directors of Molecula Corporation, a big data and analytics company, since April 2020. She also serves on the board of directors of Feeding South Florida, a food bank in Florida. Ms. Dodd holds a B.S. in business administration and marketing from University of Illinois Urbana-Champaign. We believe that Ms. Dodd is qualified to serve on our board of directors due to her extensive technology industry and business advisory experience.
Roy Mackenzie
Roy Mackenzie, 49, has served as a member of the Company’s board of directors since April 2016. Since January 2003, Mr. Mackenzie has held roles at Apax, most recently serving on the Investment Committee and as a partner on the Tech & Telco investment team. Prior to joining Apax, Mr. Mackenzie held roles at McKinsey & Company from 1993 to 1995 and then again from 1999 to 2000, where he specialized in the technology sector. Mr. Mackenzie holds an M.B.A. from Stanford Graduate School of Business and a Master of Engineering from Imperial College, London. We believe that Mr. Mackenzie is qualified to serve on our board of directors due to his extensive technology and finance industry experience.
Francis Pelzer
Francis Pelzer, 50, has served as a member of the Company’s board of directors since March 2019. Mr. Pelzer has served as the executive vice president and chief financial officer of F5 Networks (Nasdaq: FFIV) since 2018. Prior to F5 Networks, Mr. Pelzer served as the president and chief operating officer of the cloud business group at SAP Software Solutions from December 2014 until May 2018. Prior to SAP, Mr. Pelzer served as chief financial officer of Concur Technologies from May 2010 until it was acquired by SAP in 2014. Mr. Pelzer serves on the board of directors of Benefitfocus, Inc. (Nasdaq: BNFT) and Modumetal, Inc. Mr. Pelzer received a B.A. from Dartmouth College and an M.B.A. from the Tuck School of Business at Dartmouth College. We believe that Mr. Pelzer is qualified to serve on our board of directors due to his extensive technology and finance industry experience.
Michael Jackowski
Michael Jackowski, 51, has served as a director and Chief Executive Officer of the Company since August 2016, and was a managing partner at Accenture from September 2011 to August 2016. Prior to joining Accenture, Mr. Jackowski held several leadership roles at The Allstate Corporation from 2004 until 2011, including the role of senior vice president of technology and operations. Prior to joining Allstate, Mr. Jackowski held various positions with Accenture from 1992 until 2004, including managing partner for Accenture’s global claims and underwriting practice in the financial services group from 2000 until 2004. Mr. Jackowski received a B.A. from Iowa State University in Electrical Engineering.
Kathy Crusco
Kathy Crusco, 55, has served as a member of the Company’s board of directors since February 2020. Ms. Crusco served as the Executive Vice President and Chief Financial Officer at Kony, Inc., a privately-held provider of digital experience applications for banking and low-code application development platform solutions, from December 2017 to January 2020. Prior to Kony, Inc., Ms. Crusco served as Executive Vice President, Chief Operating Officer and Chief Financial Officer at Epicor Software Corporation, a privately-held software company. Ms. Crusco joined Epicor in May 2011 when the company merged with Activant Solutions, Inc., a business management software company where she served as Senior Vice President and Chief Financial Officer from May 2007 to November 2010, then as Executive Vice President and Chief Financial Officer. Ms. Crusco also spent five years at Polycom, including serving as Vice President of Worldwide Finance. Ms. Crusco has been a member of the board of directors of Calix Inc. (NYSE: CALX) since September 2017, Poly (NYSE: PLT) (formerly Plantronics, Inc.) since August 2018 and QAD, Inc. (Nasdaq: QADB) since December 2019. Ms. Crusco was previously a member of the board of directors of Mitchell International, Inc. from December 2013 to May 2018. Ms. Crusco holds a Bachelor of Science in Business Administration with an emphasis in accounting from California State University, Chico. We believe that Ms. Crusco is qualified to serve on our board of directors due to her extensive financial leadership and strategy management experience.
Larry Wilson
Larry Wilson, 74, has served as a member of the Company’s board of directors since November 2016. Mr. Wilson served as the chief executive officer of Policy Management Systems Corporation from 1981 until the company merged with Computer Sciences Corporation in 2000. Mr. Wilson previously served on the board of directors of Assured Partners from 2005 until 2020, Worley Companies, Inc. from 2014 until 2018, Ventus Risk Management, Chairman from 2016 until 2019 and FINEOS, Dublin, Ireland 2012 to 2017. Mr. Wilson received a B.S. in marketing and an M.B.A. from the University of South Carolina and is a Chartered Property and Casualty Underwriter. We believe that Mr. Wilson is qualified to serve on our board of directors due to his extensive technology industry experience.
General Information About the Board of Directors
Transition from Controlled Company
Under the listing standards of The Nasdaq Stock Market LLC (the “Nasdaq Listing Rules”), a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements. Prior to November 13, 2020, funds advised by Apax Partners, L.P. (collectively, with its affiliates, “Apax”) and Accenture plc, a public limited company incorporated in Ireland (collectively, with its affiliates, “Accenture”), together owned more than 50% of our combined voting power and accordingly, we were considered a “controlled company.” Upon the completion of a secondary offering on November 13, 2020 by

Apax and Accenture, we ceased to be a controlled company under the Nasdaq Listing Rules. Under the Nasdaq Listing Rules, a company that ceases to be a controlled company is required to transition, over a period of 12 months, away from using certain “controlled company” exemptions to the corporate governance requirements of Nasdaq.
Consequently, under the Nasdaq Listing Rules we are required to have a majority of independent directors on our board of directors by November 12, 2021 (within one year of the date on which we ceased to be a “controlled company”). In addition, the Nasdaq Listing Rules require that each of our compensation committee and nominating and corporate governance committee have a majority of independent directors by February 11, 2021 (within 90 days after the date on which we ceased to be a “controlled company”) and be composed entirely of independent directors by November 12, 2021 (within one year of the date on which we ceased to be a “controlled company”). We expect to satisfy the corporate governance requirements within the applicable transition periods. During these transition periods, we will continue to qualify for and may continue to utilize the available exemptions from certain corporate governance requirements as permitted by the Nasdaq Listing Rules.
We are party to a Stockholders’ Agreement, dated as of August 14, 2020, among the Company, Apax and Accenture (the “Stockholders’ Agreement”). Pursuant to the Stockholders’ Agreement, we are required to take all necessary action to cause our board of directors to include individuals designated by Apax and Accenture for so long as Apax and/or Accenture own shares of our common stock in excess of certain ownership thresholds. Apax and Accenture, individually, are required to vote all of their shares, and take all other necessary actions, to cause our board of directors to include the individuals designated as directors by Apax and Accenture (as applicable). See “Certain Relationships and Transactions—Stockholders’ Agreement.”
Director Attendance at Board, Committee and Annual Meetings
Our board of directors held four meetings during the fiscal year ended August 31, 2020. Each incumbent director serving during fiscal 2020 attended at least 75% of the aggregate of all meetings of the board of directors and all meetings of committees of which such director was a member. Our Corporate Governance Guidelines provide that directors are expected to attend the Company’s annual meeting of stockholders.
Director Independence
To qualify as “independent” under the Nasdaq Listing Rules, a director must meet certain objective criteria set forth in the Nasdaq Listing Rules, and our board of directors must affirmatively determine that such director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) that would interfere with his or her exercise of independent judgment in carrying out his or her responsibilities as a director. Among other things, the Nasdaq independence criteria include that the director not be our employee and not have engaged in various types of business dealings with the Company. Our board of directors has determined that Kathy Crusco, Julie Dodd, Charles Moran, Francis Pelzer and Larry Wilson are “independent directors” as defined under the Nasdaq Listing Rules. In making these determinations, our board of directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities and relationships as they may relate to the Company and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section entitled “Certain Relationships and Transactions.” In addition to determining whether each director satisfies the director independence requirements set forth in the Nasdaq Listing Rules, in the case of members of the audit committee and compensation committee, our board of directors also made an affirmative determination that independent members of such committees also satisfy separate independence requirements and current standards imposed by the SEC and Nasdaq for audit committee members and by the SEC, Nasdaq and the Internal Revenue Service for compensation committee members.
Family Relationships
Other than Charles Moran, a director of the Company, and his son-in-law, Eugene Van Biert Jr., Chief Revenue Officer of the Company, there are no family relationships among any of our directors or executive officers.
Board Leadership Structure
Our board of directors does not have a formal policy regarding the combination of the roles of Chairman of the Board and Chief Executive Officer because the board of directors believes that it is in the best interests of the Company to have the flexibility to determine, from time to time, whether the positions should be held by the same person or by separate persons. The board of directors believes that it is currently in the best interest of our stockholders that the Chairman role be held by Mr. Jason Wright. This leadership structure allows for Mr. Michael Jackowski to focus on, among other things, executing our strategic plans and overseeing day-to-day operations. Meanwhile, in his capacity as Chairman, Mr. Wright can focus on leading the board of directors, ensuring that it provides strong oversight of management and that all directors have access to the resources required to discharge their duties appropriately. The board of directors believes that the current separation of the Chairman and Chief Executive Officer allows the Company to benefit from the knowledge and leadership of two experienced business veterans and is advantageous to independence, oversight and objectivity.
The board of directors may reconsider this leadership structure from time to time based on the leadership needs of our board of directors and the Company at any particular time. The nominating and corporate governance committee evaluates on an ongoing basis whether the board of director’s leadership structure is appropriate to effectively address the evolving needs of the Company’s business and the long-term interests of our stockholders. The committee then makes recommendations to the board of directors concerning the board’s leadership structure, including whether the roles of Chairman and Chief Executive Officer should be separated or combined.
Board’s Role in Risk Oversight
Our management is responsible for identifying risks facing our Company, including strategic, financial, operational and regulatory risks, implementing risk management policies and procedures and managing our day-to-day risk exposure.
The audit committee reviews and discusses with management and the Company’s auditors, as appropriate, the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.
The compensation committee reviews the compensation arrangements for the Company’s employees to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking, and reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company’s compensation arrangements.
The nominating and corporate governance committee oversees and reviews the Company’s major legal compliance risk exposures and the steps management has taken to monitor or mitigate such exposures, including the Company’s procedures and any related policies with respect to risk assessment and risk management.
In addition, the board of directors is regularly presented with information at its regularly scheduled and special meetings regarding risks facing our Company, and management provides more frequent, informal communications to the board of directors between regularly scheduled meetings which are designed to give the board of directors regular updates about our business. The board of directors considers this information and provides feedback, makes recommendations, and, as appropriate, authorizes or directs management to address particular exposures to risk.
Committees of the Board of Directors
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee has adopted a written charter which we have posted on our website at www.duckcreek.com, and each committee charter satisfies the Nasdaq Listing Rules and the applicable rules of the SEC.
Audit Committee
The audit committee, among other things:
•
reviews the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary;

•	reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;
•	reviews our financial reporting process and internal controls;
•
has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm;

•	reviews the Company’s program to monitor compliance with the Company’s code of business conduct and ethics;
•	reviews and approves in advance related party transactions in accordance with the Company’s Related Person Transactions Policy; and
•	prepares the audit committee report that the SEC requires to be included in our annual proxy statement.
The members of the audit committee are Francis Pelzer (Chair), Kathy Crusco and Roy Mackenzie. Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Nasdaq Listing Rules require that our audit committee have at least one independent member, have a majority of independent members within 90 days of the date of the Company’s initial public offering (the “IPO”) and be composed entirely of independent members within one year of the date of the IPO. Our board of directors has affirmatively determined that Francis Pelzer and Kathy Crusco are independent for purposes of serving on the audit committee under Rule 10A-3 under the Exchange Act and the Nasdaq Listing Rules. Our board of directors has determined that each director appointed to the audit committee can read and understand fundamental financial statements, in accordance with applicable requirements, and our board of directors has determined that Francis Pelzer qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The audit committee held five meetings in the fiscal year ended August 31, 2020.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee, among other things:
•
makes recommendations to our board of directors regarding the selection of candidates, qualification and competency requirements for service on our board of directors and the suitability of proposed nominees as directors;

•	makes recommendations to the board of directors regarding the size and composition of the board of directors and its committees;
•	advises our board of directors with respect to the corporate governance principles applicable to the Company; and
•	oversees the evaluation of our board of directors and management.
The nominating and corporate governance committee works with the board of directors to determine the appropriate mix of characteristics, skills and experience for the board of directors as a whole and for individual directors. In evaluating the suitability of individuals for board of directors membership, the nominating and corporate governance committee takes into account many factors. These include: whether the individual meets various independence requirements; the individual’s general understanding of the varied disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of the Company’s business and markets; professional expertise and educational background; and other factors that promote diversity of views and experience. The nominating and corporate governance committee evaluates each individual in the context of the board of directors as a whole, with the objective of recruiting and recommending a slate of directors that can best perpetuate the Company’s success and represent stockholder interests through the exercise of sound judgment, using its diversity of experience.
The members of the nominating and corporate governance committee are Larry Wilson (Chair), Stuart Nicoll and Charles Moran. Our board of directors has affirmatively determined that Larry Wilson is an independent director as defined by the Nasdaq Listing Rules. The nominating and corporate governance committee acted by unanimous written consent and held no meetings in the fiscal year ended August 31, 2020.

Compensation Committee
The compensation committee, among other things:
•	oversees the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans;
•
reviews and approves corporate goals and objectives relevant to executive officer compensation, evaluates executive officer performance in light of those goals and objectives, and determines, or makes recommendations to the board of directors with respect to executive officer compensation based on that evaluation;

•
reviews and approves the terms of any severance or termination arrangements with any executive officer and reviews perquisites or other personal benefits to the Company’s executive officers and directors; and

•	evaluates the appropriate level of compensation for service on our board of directors and committees by non-employee directors.
The members of the compensation committee are Charles Moran (Chair), Kathy Crusco and Jason Wright. Our board of directors has affirmatively determined that Charles Moran and Kathy Crusco are independent directors as defined by the Nasdaq Listing Rules and all members of our compensation committee are “non-employee directors” as defined in Rule 16b-3(b)(3) under the Exchange Act. The compensation committee held four meetings in the fiscal year ended August 31, 2020.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The code of business conduct and ethics is posted on our website at www.duckcreek.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, or any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.
Stockholder Communications with the Board of Directors
Stockholders of the Company wishing to communicate with the board of directors or an individual director may send a written communication to the board of directors or such director at the following address:
c/o Duck Creek Technologies, Inc.
22 Boston Wharf Road, Floor 10
Boston, MA 02210
Attn: Secretary
The Secretary will review each communication, and will forward such communication to the board of directors or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication or inform the proper authorities, as may be appropriate.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. In connection with this responsibility, the audit committee evaluates and monitors the auditors’ qualifications, performance and independence. This responsibility includes a review and evaluation of the independent auditors. The audit committee approves all audit engagement fees and terms associated with the retention of the independent auditors.
As a matter of good corporate governance, the board of directors is requesting our stockholders to ratify the audit committee’s selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2021. KPMG LLP has served as our independent registered public accounting firm since 2017. The audit committee and the board of directors believe that the continued retention of KPMG LLP as our independent auditors is in the best interests of the Company. The audit committee carefully considered the selection of KPMG LLP as our independent auditors. The audit committee charter requires the audit committee to periodically consider whether the independent audit firm should be rotated. In addition to evaluating rotation of the independent auditors, the audit committee oversees the selection of the new lead audit partner and the audit committee chair participates directly in the selection of the new lead audit partner.
If the stockholders do not ratify the selection, the audit committee will reconsider its selection. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company and our stockholders.
Representatives from KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement at the Annual Meeting if they desire to do so and are expected to be available to respond to appropriate questions at the Annual Meeting.
Required Vote
Approval by the affirmative vote of the holders of a majority of the shares of common stock present in person, or represented by proxy, and entitled to vote at the Annual Meeting is required to ratify the selection of KPMG LLP.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2021.

AUDIT COMMITTEE REPORT
The audit committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended August 31, 2020, with our management and with our independent registered public accounting firm, KPMG LLP. In addition, the audit committee discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. The audit committee also discussed with KPMG LLP the written disclosures and the independence letter from KPMG LLP required by the applicable requirements of the PCAOB.
Based on the audit committee’s review of the audited consolidated financial statements and the review and discussions described in the preceding paragraph, the audit committee recommended to the board of directors that the audited consolidated financial statements for the fiscal year ended August 31, 2020, be included in the Annual Report.
Audit Committee
Francis Pelzer (Chair)
Kathy Crusco
Roy Mackenzie
The above Audit Committee Report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filings.

Independent Registered Public Accounting Firm
Fees Billed by the Principal Accountant
The following table sets forth all fees billed for professional audit services and other services rendered by KPMG LLP for each of the years ended August 31, 2020 and 2019:
	2020	2019
	(in thousands)
Audit Fees(1)	$1,502	$1,199
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,502	$1,199
(1)
Represents fees billed for professional services provided in connection with the annual audit of our financial statements, the review of our quarterly financial statements, as well as consultations on accounting matters directly related to the audit, and fees for statutory audits required by non-U.S. jurisdictions. The amounts for 2020 and 2019 also include fees associated with the review of our registration statement on Form S-1 and other matters related to our initial public offering.

Audit Committee Pre-Approval Policy
Our audit committee is responsible for approving all audit, audit-related and certain other services specified in its charter. Because our audit committee was not formed until August 7, 2020, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. The audit committee reviews and, in its sole discretion, approves the independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and all permitted non-audit engagements and relationships between the Company and such auditors. In compliance with the policies and procedures set forth in the audit committee charter, the audit committee may, in accordance with applicable law, establish pre-approval policies and procedures for the engagement of independent auditors and any other registered public accounting firm to render services to the Company.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding beneficial ownership of our common stock as of January 22, 2021 by:
•	Each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	Each of our directors;
•	Each of our named executive officers; and
•	All of our current executive officers and directors as a group.
The percentage ownership information is based on 133,402,812 shares of common stock outstanding as of January 22, 2021, which for purposes of the table below includes any shares of unvested restricted stock that are held by such individual or entity over which such individual or entity has voting rights.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to equity awards or other rights held by such person that are currently exercisable or will become exercisable within 60 days after January 22, 2021, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.
Name of beneficial owner	Number of outstanding shares beneficially owned	Percentage of beneficial ownership
5% Stockholders
Apax(1)	37,762,952	27.9%
Accenture(2)	25,175,302	18.6%
Kayne Anderson Rudnick Investment Management, LLC(3)	9,488,147	7.0%
NEOs and Directors
Michael Jackowski(4)	1,800,504	1.3%
Vincent Chippari(5)	837,832	*
Matthew Foster(6)	974,849	*
Kathy Crusco(7)	59,254	*
Julie Dodd	—	—
Roy Mackenzie	—	—
Charles Moran(8)	182,491	*
Stuart Nicoll(9)	12,000	*
Francis Pelzer(10)	166,269	*
Larry Wilson(11)	169,291	*
Jason Wright	—	—
All executive officers and directors as a group (15 persons)	5,781,184	4.3%
*	Represents beneficial ownership of less than 1%.
(1)
Represents shares of common stock held by Disco (Guernsey) Holdings L.P. Inc., Disco (Guernsey) GP Co. Limited is the general partner of Disco (Guernsey) Holdings L.P. Inc., and Apax VIII GP Co. Limited holds all of the ordinary shares of Disco (Guernsey) GP Co. Limited. The registered address for Apax VIII GP Co. Limited is Third Floor Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ. The registered address for each of Disco (Guernsey) Holdings L.P., Inc. and Disco (Guernsey) GP Co. Limited is PO Box 656, East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3PP.Does not include shares of common stock held by other stockholders that are subject to the Stockholders’ Agreement.

(2)
Consists of 7,036,262 shares of common stock held by Accenture LLP (the “Accenture LLP Shares”) and 18,139,040 shares of common stock held by Accenture Holdings BV (the “Accenture Holdings BV Shares”), each of which is an indirect wholly-owned subsidiary of Accenture plc. As a result of such ownership, Accenture plc may be deemed to beneficially own and have shared voting power and shared dispositive power with respect to all such shares. Accenture LLP expressly disclaims ownership of the Accenture Holdings BV Shares and Accenture Holdings BV expressly disclaims ownership of the Accenture LLP Shares. The address for Accenture LLP is c/o Accenture LLP, 161 North Clark Street, Chicago, Illinois, 60601. The address for Accenture Holdings BV is c/o Accenture Holdings BV, Gustav Mahlerplein 90, 1082MA, Amsterdam, Netherlands. The address for Accenture plc is 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland. Does not include shares of common stock held by other stockholders that are subject to the Stockholders’ Agreement.

(3)
Consists of 367,685 shares of common stock held by Virtus KAR Capital Growth Fund, 208,727 shares of common stock held by Virtus Tactical Allocation Fund and 8,566,271 shares of common stock held by Virtus KAR Small-Cap Growth Fund, each a series of Virtus Equity Trust (the Virtus Equity Trust Funds), and 153,505 shares of common stock held by Virtus KAR Capital Growth Series, 29,135 shares of common stock held by Virtus Strategic Allocation Series and 162,823 shares of common stock held by Virtus Small-Cap Growth Series, each a series of Virtus Variable Insurance Trust (the Virtus Variable Insurance Trust Funds). Kayne Anderson Rudnick Investment Management, LLC is the investment manager for the Virtus Equity Trust Funds and the Virtus Variable Insurance Trust Funds. Douglas Foreman, Stephen Rigali, and Jeannine Vanian are on the executive management team of Kayne Anderson Rudnick Investment Management, LLC and may be deemed to share voting and dispositive power over the shares held by the Virtus Equity Trust Funds and the Virtus Variable Insurance Trust Funds. The address for each of these entities and individuals is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California, 90067.

(4)
Consists of (i) 1,636,146 shares of common stock, including restricted stock, held by Mr. Jackowski and (ii) 164,358 shares of common stock subject to options held by Mr. Jackowski that are exercisable within 60 days of January 22, 2021.

(5)
Consists of (i) 745,792 shares of common stock, including restricted stock, held by Mr. Chippari and (ii) 92,040 shares of common stock subject to options held by Mr. Chippari that are exercisable within 60 days of January 22, 2021.

(6)
Consists of (i) 882,809 shares of common stock, including restricted stock, held by Mr. Foster and (ii) 92,040 shares of common stock subject to options held by Mr. Foster that are exercisable within 60 days of January 22, 2021.

(7)
Consists of (i) 49,502 shares of common stock, including restricted stock, held by Ms. Crusco and (ii) 9,752 shares of common stock subject to options held by Ms. Crusco that are exercisable within 60 days of January 22, 2021.

(8)
Consists of (i) 163,580 shares of common stock, including restricted stock, held by Mr. Moran and (ii) 18,911 shares of common stock subject to options held by Mr. Moran that are exercisable within 60 days of January 22, 2021.

(9)	Consists of 12,000 shares of common stock held by Mr. Nicoll.
(10)
Consists of (i) 151,146 shares of common stock, including restricted stock, held by Mr. Pelzer and (ii) 15,123 shares of common stock subject to options held by Mr. Pelzer that are exercisable within 60 days of January 22, 2021.

(11)
Consists of (i) 150,380 shares of common stock, including restricted stock, held by Mr. Wilson and (ii) 18,911 shares of common stock subject to options held by Mr. Wilson that are exercisable within 60 days of January 22, 2021. Does not include any shares of common stock held by Disco (Guernsey) Holdings L.P. Mr. Wilson is a limited partner in Disco (Guernsey) Holdings L.P. and is entitled to receive approximately 0.3% of any proceeds received by Disco (Guernsey) Holdings L.P. from the sale of any shares of common stock by Disco (Guernsey) Holdings L.P.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (“Reporting Persons”) to file with the SEC reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.
To our knowledge, based solely on review of the copies of such reports and any amendments thereto furnished to us during or with respect to our most recent fiscal year, all Section 16(a) filing requirements applicable to the Reporting Persons were satisfied, with the exception of Mmes. Crusco and Huston and Messrs. Chippari, Foster, Jackowski, Moran, Nicoll and Pelzer, with respect to a single purchase by each of shares on August 14, 2020, through a reserved share program in connection with the Company’s IPO. Form 4 reports were subsequently made to report each such transaction.

EXECUTIVE AND DIRECTOR COMPENSATION
This section sets forth the compensation of our named executive officers (“NEOs”) for the fiscal year ended August 31, 2020. Our NEOs for the fiscal year ended August 31, 2020, which consist of our Chief Executive Officer and our two other most highly compensated executive officers who were serving as executive officers as of August 31, 2020, are as follows:
•	Michael A. Jackowski, Chief Executive Officer
•	Vincent Chippari, Chief Financial Officer
•	Matthew R. Foster, Chief Operating Officer
Summary Compensation Table
The following table summarizes the total compensation paid to or earned by each of our NEOs in fiscal year 2020.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All other Compensation ($)(3)	Total ($)
Michael A. Jackowski, Chief Executive Officer	2020	668,211	—	2,683,989	1,365,998	436,150	17,946	5,172,294
	2019	655,416	—	—	—	290,880	17,646	963,996
Vincent Chippari, Chief Financial Officer	2020	401,232	200,000(4)	1,050,651	764,957	262,665	17,946	2,697,451
	2019	387,783	—	—	—	194,737	17,646	600,166
Matthew Foster Chief Operating Officer	2020	445,977	—	1,030,860	764,957	256,376	17,946	2,516,116
	2019	435,663	—	—	—	166,813	17,646	620,122
(1)
The amounts reported in these columns constitute the aggregate grant date fair value of each stock award or option award, as applicable, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the notes to our financial statements included in our Annual Report.

(2)
The 2020 amounts reported in this column represent the annual performance-based cash bonus earned by the NEO with respect to fiscal year 2020 performance. For more information relating to these bonuses, see the section entitled “— Narrative to the Summary Compensation Table—Elements of Compensation—Annual Cash Incentive Plan,” below.

(3)	The 2020 amounts reported in this column represent a 401(k) matching contribution of $17,100 and $846 in life insurance premiums paid by the Company for each of our NEOs.
(4)
Represents a discretionary bonus paid to Mr. Chippari, as described in greater detail in the section entitled “— Narrative to the Summary Compensation Table —Elements of Compensation—Annual Cash Incentive Plan,” below.

Overview of Our 2020 Executive Compensation Program
Elements of Compensation
Base Salary
Each of our NEOs received a fixed base salary in an amount determined in accordance with the executive’s employment agreement. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Each NEO’s base salary for fiscal year 2020 is listed in the “Summary Compensation Table,” above.
Annual Cash Incentive Plan
Each of our NEOs is entitled to receive an annual cash incentive bonus based on achievement of performance goals established by our board of directors. For each fiscal year, our board of directors determines the annual amount of an annual bonus pool, which is used to determine the annual cash incentive bonus that each of our NEOs receives. Annual cash incentive bonuses are designed to motivate our executive officers to meet our strategic business and financial objectives generally and our annual financial performance targets in particular. We anticipate continuing to provide our NEOs with an opportunity to earn an annual cash incentive bonus, based on individual and company goals, upon completion of this offering. For information regarding the bonus target amounts applicable to our NEOs, see the section entitled “Employment Agreements with our Named Executive Officers” below.

In addition to an annual cash incentive bonus, Mr. Chippari also received a discretionary bonus of $200,000 upon the completion of a sale of Class E Preferred Units by Disco Topco Holdings (Cayman), L.P., the predecessor of the Company in a private placement prior to the time of the IPO.
Equity Incentive Plan
In connection with the various reorganization transactions that occurred concurrently with the IPO (the “Reorganization Transactions”), the Company adopted the Duck Creek Technologies, Inc. 2020 Omnibus Incentive Plan (the “Plan”) to provide additional incentives to selected officers, employees, non-employee directors, independent contractors and consultants, to strengthen their commitment to the Company and to attract and retain competent and dedicated persons who are essential to the success of the Company’s business. The maximum number of shares of the Company’s common stock reserved for issuance under the Plan is 18,000,000 shares. This reserve will automatically increase on January 1st of each calendar year, prior to the tenth anniversary of the effective date of the Plan, by an amount equal to the lesser of (i) 4% of the number of shares of common stock issued and outstanding on December 31st of the preceding year and (ii) an amount determined by the Plan administrator. The shares available for issuance are subject to adjustment in the event of a stock split, stock dividend or other defined changes in the Company’s capitalization.
Class D Unit Conversion and Stock Option Grant
Prior to the IPO, our NEOs held Class D Units of Disco Topco Holdings (Cayman), L.P., the predecessor of the Company, which were “profits interests” for U.S. federal income tax purposes and entitled the holder to participate in the future appreciation of Disco Topco Holdings (Cayman), L.P. from and after the date of grant of the applicable Class D Unit. The Class D Units were subject to certain performance-based vesting requirements based on a return received by Apax equal to one to four times their investment in Disco Topco Holdings (Cayman), L.P. Fifty percent of the Class D Units also vested based on each NEO’s continued employment with the Company in equal quarterly installments over a four-year period beginning on August 1, 2016 for Michael Jackowski and Matthew Foster and September 19, 2016 for Vincent Chippari. The remaining fifty percent vested based on each NEO’s continued employment with the Company through the date on which the performance-based vesting requirements were met.
At the time of the IPO, all Class D Units, including those held by our NEOs, were converted into restricted stock awards of the Company based on the implied fair market value of the Class D Units at the IPO price. The restricted stock awards were granted pursuant to the terms of the Plan and remained subject to the same service-based and performance-based vesting requirements that applied to the Class D Units. As a result of the IPO and the Reorganization Transactions, the performance-based vesting requirements relating to certain restricted stock awards were met and such awards vested and became unrestricted common stock of the Company. The remaining unvested awards held by our NEOs as of the end of the 2020 fiscal year are set forth in the “Outstanding Equity Awards at Fiscal Year End for 2020” table below.
At the time of the IPO, holders of Class D Units, including our NEOs, also received a number of stock options to acquire common stock of the Company under the Plan. The number of stock options received by each holder of Class D Units was the amount necessary to preserve such holder’s share of appreciation in the Company. The stock options are subject to the same service-based and performance-based vesting requirements that applied to the Class D Units. The number of stock options held by our NEOs as of the end of the 2020 fiscal year is set forth in the “Outstanding Equity Awards at Fiscal Year End for 2020” table below.
On January 13, 2021, the compensation committee of our board of directors approved a change to the performance-based vesting requirements that applied to the restricted stock awards and stock options received by former holders of Class D Units. The compensation committee determined that (i) 50% of the unvested performance-based awards would vest on the earlier of (a) the date that the performance-based vesting requirements are achieved with respect to such awards and (b) the nine-month anniversary of the IPO and (ii) the remaining 50% of the unvested performance-based awards would vest on the earlier of (a) the date that the performance-based vesting requirements are achieved with respect to such awards and (b) the eighteen-month anniversary of the IPO.
Grant of New Restricted Stock Awards
At the time of the IPO, certain of our employees, including our NEOs, received an additional grant of restricted stock awards under the Plan. The new restricted stock awards vest in equal annual installments over four years following the grant date. The number of new restricted stock awards held by our NEOs as of the end of the 2020 fiscal year is set forth in the “Outstanding Equity Awards at Fiscal Year End” table below.
Outstanding Equity Awards at Fiscal Year End
The following table summarizes the number of outstanding equity awards held by each of our NEOs as of August 31, 2020.
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Michael A. Jackowski	146,096	—	36,524	27.00	08/14/2030	—	—	—	—
	—	—	—	—	—	—	—	251,742	9,815,432
	—	—	—	—	—	99,407	3,875,879	—	—
Vincent Chippari	79,257	2,557(5)	20,453	27.00	08/14/2030	—	—	—	—
	—	—	—	—	—	—	—	140,976	5,496,653
	—	—	—	—	—	17,622(5)	687,081	—	—
	—	—	—	—	—	38,913	1,517,218	—	—
Matthew Foster	81.814	—	20,453	27.00	08/14/2030	—	—	—	—
	—	—	—	—	—	—	—	140,976	5,496,653
	—	—	—	—	—	38,180	1,488,638	—	—
(1)
The options listed in this column are subject to certain performance-based vesting requirements based on a cumulative cash return received by Apax in respect of its investment in Disco Topco Holdings, L.P. Fifty percent of the options will vest when Apax achieves a return of three times its investment and the remaining fifty percent of the options will vest when Apax achieves a return of four times its investment, in each case subject to each NEO’s continued employment with the Company through the date on which the performance-based vesting requirements are met.

(2)
Other than with respect to 17,622 stock awards held by Mr. Chippari, the stock awards listed in this column consist of restricted stock awards that will vest in equal annual installments on each of the first four anniversaries of August 14, 2020.

(3)
The amounts reflected in these columns reflect the market value of unvested stock awards, determined by multiplying the number of such awards by the market price of our common stock at the close of the last trading day of fiscal year 2020, which was $38.99 per share.

(4)
The stock awards listed in this column are subject to certain performance-based vesting requirements based on a cumulative cash return received by Apax in respect of its investment in Disco Topco Holdings, L.P. Fifty percent of the options will vest when Apax achieves a return of three times its investment and the remaining fifty percent of the options will vest when Apax achieves a return of four times its investment, in each case subject to each NEO’s continued employment with the Company through the date on which the performance-based vesting requirements are met.

(5)	Represents options or stock awards, as applicable, held by Mr. Chippari that fully vested on September 19, 2020.
Employment Agreements with our Named Executive Officers
Each of our NEOs is a party to a written employment arrangement. The material terms of each of those arrangements is described below. For a description of the compensation actually paid to the NEOs for fiscal year 2020, please refer to the “Summary Compensation Table,” above.
Each of our NEOs has also entered into a restrictive covenants agreement with Duck Creek Technologies LLC, which provides that, during the course of each NEO’s employment and for the one-year period following termination of his employment for any reason, each NEO will not compete with, or solicit any vendors, customers, suppliers, employees, consultants or agents of, Duck Creek Technologies LLC or its affiliates. The restrictive covenants agreement further provides that each NEO may not disclose any proprietary, trade secret or confidential information involving Duck Creek Technologies LLC or its affiliates and will assign all applicable intellectual property rights to them.
Employment Agreement with Michael Jackowski
Mr. Jackowski and Duck Creek Technologies LLC, a subsidiary of the Company, entered into an employment agreement on August 1, 2016. Mr. Jackowski’s agreement provides that he will serve as Chief

Executive Officer and President of Duck Creek Technologies LLC. Pursuant to the agreement, Mr. Jackowski is entitled to receive an initial annual base salary of $648,145, subject to increase, and is eligible to receive an annual cash bonus with a target amount of 50% of his then-current base salary (up to a maximum of 100%), based on the achievement of predetermined and reasonably attainable performance goals. The agreement provides Mr. Jackowski with a group life insurance policy in the amount of $1.5 million. Mr. Jackowski is also eligible to receive employee health and welfare benefits that are no less favorable than those provided to senior executive officers generally.
The agreement provides that if Mr. Jackowski’s employment is terminated by the employer without “cause” (as defined in the agreement) or by Mr. Jackowski for “good reason” (as described below), and Mr. Jackowski executes a general release of claims, then he will receive (i) an amount equal to the sum of his then-current annual base salary and target annual bonus, payable in 12 equal monthly installments following the date of termination (or in a lump sum if such termination takes place within one year following a “change of control,” as defined in the agreement), (ii) a pro-rated annual incentive bonus for the year of termination, payable based on actual performance at the same time that such bonuses are paid to other senior executives with respect to the year of termination (the “Pro-Rated Bonus”), (iii) reimbursement of the employer contributions for 12 months of continued health coverage costs payable in four quarterly installments following the termination date (“Continued Medical Coverage”) and (iv) 12 months of outplacement services not to exceed $20,000. If Mr. Jackowski’s employment is terminated due to his death or disability he will receive the Pro-Rated Bonus and Continued Medical Coverage. For purposes of the agreement, “good reason” means, in summary, (a) a material reduction in Mr. Jackowski’s title, duties, authorities and responsibilities measured in the aggregate, (b) a material reduction of his annual base salary or target bonus opportunity as a percentage of base salary, (c) relocation of his primary work location from the Chicago, Illinois metropolitan area or (d) a failure by a successor of Duck Creek Technologies LLC to assume the employment agreement, in each case subject to written notice and an opportunity by Duck Creek Technologies LLC to cure any event which constitutes good reason.
Employment Agreement with Vincent Chippari
Mr. Chippari and Duck Creek Technologies LLC, a subsidiary of the Company, entered into an employment agreement on September 19, 2016. Mr. Chippari’s agreement provides that he will serve as Chief Financial Officer of Duck Creek Technologies LLC. Pursuant to the agreement, Mr. Chippari is entitled to receive an initial annual base salary of $370,000, subject to increase, and is eligible to receive an annual cash bonus with a target amount of 50% of his then-current base salary (up to a maximum of 100%), based on the achievement of predetermined and reasonably attainable performance goals. Mr. Chippari is also eligible to receive employee health and welfare benefits that are no less favorable than those provided to senior executive officers generally.
The agreement provides that if Mr. Chippari’s employment is terminated by the employer without “cause” (as defined in the agreement) or by Mr. Chippari for “good reason” (as described below), and Mr. Chippari executes a general release of claims, then he will receive (i) continued payments of his then-current annual base salary for 12 months following the date of termination (or in a lump sum if such termination takes place within one year following a “change of control,” as defined in the agreement), (ii) a pro-rated annual incentive bonus for the year of termination, payable based on actual performance at the same time that such bonuses are paid to other senior executives with respect to the year of termination and (iii) a payment of $12,000 in lieu of continued contributions towards health coverage costs (“Health Coverage Payment”). If Mr. Chippari’s employment is terminated due to his death or disability he will receive the Health Coverage Payment. For purposes of the agreement, “good reason” means, in summary, (a) a reduction of his annual base salary or target bonus opportunity as a percentage of base salary, other than a reduction not greater than 10% that applies to all senior executives, (b) a material diminution in his duties or responsibilities as Chief Financial Officer, (c) a change in the his reporting structure that results in him no longer directly reporting to the Chief Executive Officer, (d) a relocation of his primary place of business to a location that is more than 50 miles outside of Boston, Massachusetts or (e) a failure by a successor of Duck Creek Technologies LLC to assume the employment agreement, in each case subject to written notice and an opportunity by Duck Creek Technologies LLC to cure any event which constitutes good reason.
Employment Agreement with Matthew Foster
Mr. Foster and Duck Creek Technologies LLC, a subsidiary of the Company, entered into an employment agreement on August 1, 2016. Mr. Foster’s agreement provides that he will serve as Chief Operating Officer of Duck Creek Technologies LLC. Pursuant to the agreement, Mr. Foster is entitled to receive an initial annual base salary of $430,817, subject to increase, and is eligible to receive an annual cash bonus with a target amount of 40% of his then-current base salary (up to a maximum of 80%), based on the achievement of predetermined and reasonably attainable performance goals. The agreement provides Mr. Foster with a group life insurance policy in the amount of $1.5 million. Mr. Foster is also eligible to receive employee health and welfare benefits that are no less favorable than those provided to senior executive officers generally.
The agreement provides that if Mr. Foster’s employment is terminated by the employer without “cause” (as defined in the agreement) or by Mr. Foster for “good reason” (as described below), and Mr. Foster executes a general release of claims, then he will receive (i) continued payments of his then-current annual base salary for 6 months following the date of termination (or in a lump sum if such termination takes place within one year following a “change of control,” as defined in the agreement), (ii) a pro-rated annual incentive bonus for the year of termination, payable based on actual performance at the same time that such bonuses are paid to other senior executives with respect to the year of termination and (iii) the Health Coverage Payment. If Mr. Foster’s employment is terminated due to his death or disability he will receive the Health Coverage Payment. For purposes of the agreement, “good reason” means, in summary, a material reduction of Mr. Foster’s annual base salary or target bonus opportunity as a percentage of base salary, subject to written notice and an opportunity by Duck Creek Technologies LLC to cure such reduction.
Retirement and Employee Benefits
All employees are eligible to participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance and a 401(k) plan with matching contributions. Our NEOs are eligible to participate in these plans on the same basis as our other employees. We do not sponsor or maintain any deferred compensation or supplemental retirement plans in addition to our 401(k) plan. The 401(k) matching contributions earned by each NEO in fiscal year 2020 are shown in the “Summary Compensation Table” under “All other Compensation”.
Potential Payments and Benefits on Termination
Please refer to the section entitled “Employment Agreements with our Named Executive Officers,” above, for a description of the severance payments and benefits to be provided to our NEOs in connection with certain qualifying terminations of their employment.
Director Compensation
Director Compensation Table
The following table summarizes the total compensation paid to or earned by each of our non-affiliated and non-employee directors in fiscal year 2020. Our affiliated and management directors are not separately compensated by the Company for their service on our board of directors. The compensation received by our non-affiliated and non-employee directors consists of quarterly cash fees for their service on our board of directors and annual equity awards, as further described below.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Jason Wright	—	—	—	—
Roy Mackenzie	—	—	—	—
Domingo Miron	—	—	—	—
Stuart David Nicoll	—	—	—	—
Kathy Crusco(4)	34,000	310,001	291,780	635,781
Francis Pelzer	60,000	149,985	226,240	436,225
Charles Moran	58,000	149,985	157,170	365,155
Larry Wilson(5)	56,000	149,985	157,170	363,155
(1)	Amounts in this column reflect the cash compensation earned by our non-affiliated and non-employee directors in fiscal year 2020.
(2)	The amounts reported in this column constitute the aggregate grant date fair value of each stock award calculated in accordance with

FASB ASC Topic 718. A summary of the assumptions made in the valuation of these awards are included in the notes to our financial statements included in the Annual Report. The amounts in this column represent (i) the grant date fair value of $149,985 with respect to 5,555 restricted stock awards granted to each non-affiliated and non-employee director on August 14, 2020, which vest in full on the first anniversary of the grant date and (ii) for Ms. Crusco, the grant date fair value of $160,016 with respect to 300,000 Class D Units of Disco Topco Holdings, L.P. in connection with her appointment as a director prior to the IPO. At the time of the IPO, all Class D Units, including those held by our non-affiliated and non-employee directors, were converted into restricted stock awards of the Company based on the implied fair market value of the Class D Units at the IPO price, as described in more detail in the section entitled “Overview of Our 2020 Executive Compensation Program—Elements of Compensation—Class D Unit Conversion and Stock Option Grant,” above. As of August 31, 2020, our directors held the following number of outstanding stock awards: Kathy Crusco: 35,915; Francis Pelzer: 98,774; Charles Moran: 34,520; and Larry Wilson: 34,520.
(3)
The amounts reported in this column constitute the aggregate grant date fair value of each option award calculated in accordance with FASB ASC Topic 718. A summary of the assumptions made in the valuation of these awards are included in the notes to our financial statements included in the Annual Report. The amounts in this column represent stock option grants that holders of Class D Units of Disco Topco Holdings, L.P., including our non-affiliated and non-employee directors, received at the time of the IPO, as described in more detail in the section entitled “Overview of Our 2020 Executive Compensation Program—Elements of Compensation—Class D Unit Conversion and Stock Option Grant,” above. As of August 31, 2020, our directors held the following number of outstanding option awards, each with an exercise price per share of $27.00: Kathy Crusco: 39,008; Francis Pelzer: 30,246; Charles Moran: 21,012; and Larry Wilson: 21,012.

(4)	Ms. Crusco was appointed as a director on February 11, 2020.
(5)
Mr. Wilson, is a limited partner in Disco (Guernsey) Holdings L.P. Inc., the stockholder of the Apax entity that held Apax’s LP Units prior to the Reorganization Transactions. Pursuant to the partnership agreement for Disco (Guernsey) Holdings L.P. Inc., Mr. Wilson was entitled to receive approximately 0.3% of any proceeds received by Disco (Guernsey) Holdings L.P. Inc. from the repurchase of shares of common stock in the Company in the Reorganization Transactions following certain priority returns to Apax and Mr. Wilson. Mr. Wilson received approximately $922,000 due to his limited partnership interest.

Pursuant to the director compensation policy that we adopted at the time of the IPO, each of our non-affiliated and non-employee directors is eligible to receive the following compensation for service on our board of directors:
•	an annual cash retainer in the amount of $40,000, paid quarterly in arrears;
•	for the chairman of the audit committee, an additional annual cash retainer in the amount of $20,000;
•	for the chairman of the compensation committee, an additional annual cash retainer in the amount of $12,000;
•	for the chairman of the nominating and corporate governance committee, an additional annual cash retainer in the amount of $8,000;
•
for any member of a committee of our board of directors (not including the chairman), an additional cash retainer in the amount of $10,000, $6,000 and $4,000 for each of the audit committee, compensation committee and nominating and corporate governance committee, respectively;

•	an annual equity award in the form of service-based restricted stock, with a grant date fair market value of $150,000, vesting in full on the first anniversary of the date of grant; and
•	reimbursement for all reasonable out-of-pocket expenses incurred in connection with service on our board of directors (including affiliated and employee directors).
Prohibitions against Hedging and Pledging
As part of our insider trading policy, all directors, officers and employees of the Company are prohibited from engaging in hedging transactions (such as prepaid variable forward sales contracts, equity swaps, collars and exchange funds) involving our securities, holding our securities in a margin account or pledging our securities as collateral for a loan.

CERTAIN RELATIONSHIPS AND TRANSACTIONS
We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that we would pay or receive, as applicable, in arm’s-length transactions.
In addition to the director and executive officer compensation arrangements discussed above in the section entitled “Executive and Director Compensation,” this section describes transactions, or series of related transactions, since August 31, 2019 to which we were a party or will be a party, in which:
•	the amount involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers or beneficial owners of more than 5% of any class of our capital stock (each, a “5% Holder”), or any members of the immediate family of and any entity affiliated with any such person, had or will have a direct or indirect material interest.

Secondary Offering
On November 13, 2020, Apax and Accenture (together with Apax, the “Selling Stockholders”) completed a registered public secondary offering (the “Offering”) of 9,200,000 shares of common stock of the Company, for proceeds, before expenses, of approximately $365.88 million. The Company did not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders. In connection with the Offering, the Company entered into an Underwriting Agreement, dated November 10, 2020, by and among the Company, the Selling Stockholders and J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and BofA Securities, Inc., as representatives of the underwriters in the Offering.
Stockholders’ Agreement
The Stockholders’ Agreement governs the relationship between the Company, Apax and Accenture, including matters related to our corporate governance, rights to designate directors and additional matters.
The Stockholders’ Agreement provides that for so long as Apax owns at least 40% of the outstanding equity securities of the Company that are not shares of our common stock awarded under the 2020 Omnibus Incentive Plan or other incentive equity plan, Apax is entitled to designate three directors for election to our board of directors; for so long as Apax owns at least 20% but less than 40% of the outstanding equity securities of the Company that are not shares of our common stock awarded under the 2020 Omnibus Incentive Plan or other incentive equity plan, Apax is entitled to designate two directors for election to our board of directors; and for so long as Apax owns at least 10% but less 20% of the outstanding equity securities of the Company that are not shares of our common stock awarded under the 2020 Omnibus Incentive Plan or other incentive equity plan, Apax is entitled to designate one director for election to our board of directors. The Stockholders’ Agreement also provides that for so long as Accenture owns at least 20% of the outstanding equity securities of the Company that are not shares of our common stock awarded under the 2020 Omnibus Incentive Plan or other incentive equity plan, Accenture is entitled to designate two directors for election to our board of directors; and for so long as Accenture owns at least 10% but less than 20% of the outstanding securities of the Company that are not shares of our common stock awarded under the 2020 Omnibus Incentive Plan or other incentive equity plan, Accenture is entitled to designate one director for election to our board of directors.
Pursuant to the Stockholders’ Agreement, the Company will use its best efforts to cause the election of the slate of nominees recommended by our board of directors which, subject to the fiduciary duties of the directors, will include the persons designated by Accenture and Apax in accordance with the Stockholders’ Agreement.
At the current ownership levels, Apax is entitled to designate two directors and Accenture is entitled to designate one director for election to our board of directors. Jason Wright and Roy Mackenzie currently serve on our board of directors as the designees of Apax; and Stuart Nicoll currently serves on our board of directors as the designee of Accenture. Prior to November 13, 2020, Accenture was entitled to designate two directors and Domingo Miron was an Accenture designee in addition to Stuart Nicoll. On November 13, 2020, Accenture sold a portion of its shares of the Company’s common stock and thereafter, it was only entitled to designate one director to serve on our board of directors. Accordingly, Domingo Miron resigned as a director and the size of our board of directors decreased from nine directors to its current size of eight directors. In the event that an Apax designee or Accenture designee ceases to serve as a director, Apax or Accenture, as applicable, will be entitled to designate another nominee and the board of directors will fill the vacancy.

Additionally, the Stockholders’ Agreement provides for certain consent rights for each of Apax and Accenture so long as such stockholder owns at least 5% of the outstanding equity securities of the Company that are not shares of our common stock awarded under the 2020 Omnibus Incentive Plan or other incentive equity plan, including for any increase to the size of our board of directors.
The Stockholders’ Agreement terminates as it relates to each stockholder at such time as such stockholder ceases to own any equity securities of the Company, except for the rights that will survive cessation of ownership of equity securities, including the rights of Apax and Accenture under the Registration Rights Agreement. For a description of the Registration Rights Agreement, see the section entitled “Registration Rights Agreement” below.
On August 18, 2020, we entered into an amended and restated Restrictive Covenants Side Letter with Apax and Accenture which includes certain non-compete provisions, and restrictions on the solicitation and hiring of another party’s employees binding on each of the Company, Apax and Accenture through the earlier of August 1, 2021 and such time that Accenture owns less than 10% of the outstanding equity securities of the Company that are not shares of our common stock awarded under the 2020 Omnibus Incentive Plan or other incentive equity plan.
Registration Rights Agreement
We are party to that certain registration rights agreement, dated as of August 18, 2020 (the “Registration Rights Agreement”), with Apax, Accenture and certain of our other pre-IPO investors in respect of the shares of common stock held by such holders following the IPO. The registration rights agreement provides these holders (and their permitted transferees) with the right to require the Company, at the Company’s expense, to register shares of our common stock that they hold (which may be fulfilled through a repurchase of such holder’s requested shares with the proceeds of a new issuance of shares). The agreement also provides that we will pay certain expenses of these electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act. The following description summarizes such rights and circumstances.
Demand Rights / Shelf Registration Rights
Subject to certain limitations, each of Apax and Accenture (each a “demand holder”) has the right, by delivering written notice to us, to require us to register the number of our shares of common stock requested to be so registered in accordance with the registration rights agreement. We will notify the other demand holder within ten business days following receipt of notice of a demand registration from either Apax or Accenture. We will include in the registration all securities with respect to which we receive a written request for inclusion in the registration within ten business days after we give our notice. Following the demand request, we are required to use our reasonable best efforts to have the applicable registration statement filed with the SEC within a specified period following the demand and are required to use our best efforts to cause the registration statement to be declared effective.
Each demand holder has unlimited demand rights until such time as that demand holder owns less than 40% of our outstanding shares of common stock and owns fewer shares of common stock than the other demand holder. Following such date, such demand holder will be limited to an aggregate of two demand registrations.
We are not required to effect (i) any demand registration prior to the February 9, 2021 expiration date of the 180-day lockup period following the IPO, or (ii) more than one demand registration in any 90-day period following the effectiveness period of the previous demand registration statement, where the effectiveness period is the shorter of 180 days following the effective date of such registration statement and the period when all registrable securities covered thereunder are sold.
In addition, if we are eligible to file a shelf registration statement on Form S-3, each of Apax and Accenture can request that we register their shares for resale on such shelf registration statement or prospectus supplement to a previously filed shelf registration statement.
Piggyback Rights
Holders of registrable shares of common stock under the registration rights agreement are entitled to request to participate in, or “piggyback” on, registrations of certain securities for sale by us at any time following

February 9, 2021. This piggyback right applies to any registration following February 9, 2021 other than registration statements on Form S-4 or S-8 (or any similar successor forms used for a purpose similar to the intended use of such forms) or a resale shelf registration statement on Form S-3.
Conditions and Limitations
The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters to limit the number of shares included in a registration statement and our right to delay, suspend or withdraw a registration statement under specified circumstances. For example, we may delay the filing or effectiveness of any registration statement for an aggregate period of no more than 90 days in any calendar year if we determine, in good faith, that the filing or maintenance of a registration statement would, if not so deferred, materially and adversely affect a then proposed or pending significant business transaction, financial project, acquisition, merger or corporate reorganization. Additionally, in certain circumstances we may withdraw a registration statement upon request by the holder(s) of registrable securities.
Ongoing Relationship with Accenture
We continue to partner with Accenture as a system integrator that provides implementation and other related services to our customers. For the fiscal year ended August 31, 2020, we spent $0.2 million, with Accenture as a system integrator. Additionally, we provide certain professional services, software maintenance services and SaaS solutions to end customers as a subcontractor for Accenture in connection with a master reciprocal subcontractor agreement, entered into by and between the Company and Accenture in 2016. For the fiscal year ended August 31, 2020, we recognized revenue of $2.2 million, relating to services performed in this subcontractor capacity.
Sale of Class E Preferred Units
On November 13, 2019, Disco Topco Holdings (Cayman), L.P., our predecessor prior to the Reorganization Transactions (the “Operating Partnership”), issued and sold 31,059,222 Class E Preferred Units of the Operating Partnership (“Class E Preferred Units”) to certain unrelated third party accredited investors in a private offering for $90.0 million, at a purchase price of $2.8977 per unit. The price per unit of each Class E Preferred Unit was based on arm’s-length negotiations with the third party investors. The Operating Partnership used $72.0 million of such proceeds from the sale to redeem 14,908,429 Class A Units of the Operating Partnership (“Class A Units”) and 9,938,949 Class B Units of the Operating Partnership (“Class B Units”) held by Apax and Accenture, respectively, at a purchase price of $2.8977 per unit, the same price per unit as the purchase price paid by the third party investors for the Class E Preferred Units.
On November 27, 2019, the Operating Partnership issued and sold 10,353,074 Class E Preferred Units to an unrelated third party accredited investor in a private offering for $30.0 million, at a purchase price of $2.8977 per unit. The price per unit of each Class E Preferred Unit was based on arm’s-length negotiations with the third party investor. On November 29, 2019, the Operating Partnership used $26.0 million of such proceeds from the sale to redeem 5,383,600 Class A Units and 3,589,064 Class B Units from Apax and Accenture, respectively, at a purchase price of $2.8977 per unit, the same price per unit as the purchase price paid by the third party investor for the Class E Preferred Units.
On February 18, 2020, the Operating Partnership issued and sold 27,199,913 Class E Preferred Units to certain unrelated third party accredited investors in a private offering for $90.0 million, at a purchase price of $3.3088 per unit. The price per unit was based on arm’s-length negotiations with the third party investors.
On February 26, 2020, the Operating Partnership issued and sold 3,022,213 Class E Preferred Units to an unrelated third party accredited investor in a private offering for $10.0 million, at a purchase price of 3.3088 per unit. The price per unit was based on arm’s-length negotiations with the third party investors. On February 27, 2020, the Operating Partnership used $100.0 million of the proceeds from the sales on February 18, 2020 and February 26, 2020 to redeem 18,133,278 Class A Units and 12,088,848 Class B Units from Apax and Accenture, respectively, at a purchase price of $3.3088 per unit, the same price per unit as the purchase price paid by the third party investors for the Class E Preferred Units.
On June 5, 2020, the Operating Partnership issued and sold 50,603,459 Class E Preferred Units to certain accredited investors, including funds managed by Kayne Anderson Rudnick Investment Management, LLC, in a private offering for $200.0 million, at a purchase price of $3.9523 per unit. The price per unit was based on arm’s-length negotiations with the third party investors.

On June 8, 2020, the Operating Partnership issued and sold 7,590,517 Class E Preferred Units to an accredited investor in a private offering for $30.0 million, at a purchase price of $3.9523 per unit. The price per unit was based on arm’s-length negotiations with the third party investors. On June 8, 2020, the Operating Partnership used $200.0 million of the proceeds from the sales on June 5, 2020 and June 8, 2020 to redeem 30,362,073 Class A Units and 20,241,374 Class B Units from Apax and Accenture, respectively, at a purchase price of $3.9523 per unit, the same price per unit as the purchase price paid by the third party investors for the Class E Preferred Units. In connection with the Reorganization Transactions, holders of Class E Preferred Units received 32,457,100 shares of common stock in the Company and the Class E Preferred Units were cancelled.
The Reorganization Transactions
In connection with the Reorganization Transactions, Apax received 45,838,508 shares of newly-issued common stock in the Company in exchange for its ownership interest in our pre-IPO company. Accenture contributed to the Company a portion of its equity interests in the Operating Partnership and all of its interests in the Operating Partnership’s general partner in exchange for newly-issued common stock in the Company. Certain members of management contributed to the Company, directly or indirectly, all of their respective equity interests in the Operating Partnership in exchange for (i) newly-issued common stock in the Company or (ii) restricted common stock in the Company and options to acquire common stock in the Company with an exercise price equal to the fair market value on the date of grant. Each of the other pre-IPO investors (other than Apax, Accenture and another third party investor) contributed limited partnership units (“LP Units”) in the Operating Partnership to the Company in exchange for shares of newly-issued common stock. In connection with the Reorganization Transactions, Accenture contributed 115,421,206 LP Units in the Operating Partnership to the Company; Michael Jackowski, our Chief Executive Officer, contributed 6,956,715 LP Units in the Operating Partnership to the Company; Vincent Chippari, our Chief Financial Officer, contributed 3,285,301 LP Units in the Operating Partnership to the Company; and Matthew Foster, our Chief Operating Officer, contributed 3,785,301 LP Units in the Operating Partnership to the Company. Accenture retained 6,814,815 LP Units in the Operating Partnership that were repurchased using a portion of the proceeds from the IPO.
We used a portion of the net proceeds that we received from the IPO to repurchase from Apax 2,555,556 shares of common stock received by Apax in the Reorganization Transactions at a repurchase price equal to the price per share of common stock sold to the public in the IPO, less the applicable underwriting discounts and commissions. We contributed a portion of the net proceeds that we received from the IPO to the Operating Partnership, which the Operating Partnership used to redeem the remaining LP Units owned by Accenture at a redemption price per unit equal to the price per share of common stock sold to the public in the IPO, less the applicable underwriting discounts and commissions. One of our directors, Larry Wilson, is a limited partner in Disco (Guernsey) Holdings L.P. Inc., the stockholder of the Apax entity that held Apax’s LP Units prior to the Reorganization Transactions. Pursuant to the partnership agreement for Disco (Guernsey) Holdings L.P. Inc., Mr. Wilson was entitled to receive approximately 0.3% of any proceeds received by Disco (Guernsey) Holdings L.P. Inc. from the repurchase of shares of common stock in the Company described above, following certain priority returns to Apax and Mr. Wilson. Of the $64.7 million paid by the Company to repurchase shares of common stock in the Company owned by Disco (Guernsey) Holdings L.P. Inc., Mr. Wilson received approximately $922,000 due to his limited partnership interest.
Policies and Procedures for Related Person Transactions
Our board of directors has adopted a written statement of policy regarding transactions with related persons (the “Related Person Policy”). Our Related Person Policy requires that a “related person” (as defined in Item 404(a) of Regulation S-K) must disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then communicate that information to our audit committee, or chair thereof. No related person transaction will be executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING
Submission of Stockholder Proposals for Inclusion in Next Year’s Annual Meeting Proxy Statement
Any proposal or proposals by a stockholder intended to be included in the proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2022 must comply with the procedures set forth in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, your proposal(s) must be received by the Company no later than October 1, 2021. Proposals should be sent to the Secretary of the Company at its principal executive offices, 22 Boston Wharf Road, Floor 10, Boston, MA 02210. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the annual meeting of stockholders to be held in 2022 any stockholder proposal which may be omitted from the proxy materials according to applicable regulations of the SEC in effect at the time the proposal is received.
Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting
A stockholder who wishes to submit a proposal or nominate a candidate to serve as a director for consideration at the annual meeting of stockholders to be held in 2022 outside the processes of Rule 14a-8 of the Exchange Act must timely deliver a written notice in accordance with the requirements, including eligibility and information required in such notice, set forth in Sections 2.15 and 2.16 of the Company’s Amended and Restated Bylaws. To be timely, such written notice must be received by the Secretary of the Company at its principal executive offices, 22 Boston Wharf Road, Floor 10, Boston, MA 02210, not earlier than the close of business on November 12, 2021, nor later than the close of business on December 12, 2021. In the event that the annual meeting of stockholders to be held in 2022 is not scheduled to occur within 25 days before or after March 12, 2022 (the anniversary of the Annual Meeting), the written notice must be received by the Company not later than the close of business on the 10th day following (i) the day on which notice of the date of the annual meeting for 2022 is mailed or (ii) the day on which public announcement of the date of such meeting is first made, whichever first occurs.

OTHER MATTERS
The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting, other than the proposals referred to in this proxy statement. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with their best judgment.
By Order of the Board of Directors,

/s/ Jason Wright
Jason Wright
Chairman of the Board
January 29, 2021
Boston, Massachusetts

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DCT2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D30451-P48434

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DUCK CREEK TECHNOLOGIES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Charles Moran
02) Stuart Nicoll
03) Jason Wright

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending August 31, 2021.	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted FOR items 1 and 2.** If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D30452-P48434

DUCK CREEK TECHNOLOGIES, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
March 12, 2021

The stockholder(s) hereby appoint(s) Michael A. Jackowski and Vincent Chippari, or either of them, as proxy holders, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Duck Creek Technologies, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 a.m. ET on March 12, 2021, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE